Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2019 RESULTS

PHILADELPHIA - July 25, 2019… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2019, including Cable Communications, NBCUniversal and Sky.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am very pleased with our terrific second quarter results and the continued, successful execution of our strategy. Each of our businesses demonstrated healthy growth in adjusted EBITDA, contributing to a double-digit increase in adjusted earnings per share. Our company’s consistent, profitable growth is fueled by our leading scale in direct customer relationships and premier content. We now have nearly 55 million high-value direct customer relationships, including the 456,000 net additions in the second quarter, and a vast library of intellectual property and new productions that are extremely popular across generations and geographies. Our teams throughout the company continue to collaborate to make themselves and each other even stronger, and I’m excited about our growth opportunities ahead."

($ in millions, except per share data)
	2nd Quarter			Year to Date
Consolidated Results	2018 [5]	2019	Growth	2018 [5]	2019	Growth

Revenue	$21,735	$26,858	23.6%	$44,526	$53,717	20.6%
Net Income Attributable to Comcast	$3,216	$3,125	(2.8%)	$6,334	$6,678	5.4%
Adjusted EBITDA[1]	$7,417	$8,716	17.5%	$14,661	$17,269	17.8%
Earnings per Share[2]	$0.69	$0.68	(1.4%)	$1.36	$1.45	6.6%
Earnings per Share, Adjusted Basis[3] (see Table 5)	$0.69	$0.78	13.0%	$1.33	$1.54	15.8%
Net Cash Provided by Operating Activities	$7,063	$7,040	(0.3%)	$12,537	$14,271	13.8%
Free Cash Flow[4]	$4,302	$4,246	(1.3%)	$7,384	$8,838	19.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated 2nd Quarter 2019 Highlights:

•	Consolidated Adjusted EBITDA Increased 17.5%

•	Earnings per Share Increased 13.0% to $0.78, on an Adjusted Basis

•	Generated Free Cash Flow of $4.2 Billion

Cable Communications 2nd Quarter 2019 Highlights:

•	Cable Communications Adjusted EBITDA Increased 7.4% and Adjusted EBITDA per Customer Relationship Increased 3.8%

•	Total Customer Relationships Increased 3.4% Year-Over-Year to 30.9 Million, Including Net Additions of 152,000 in the Quarter

•	High-Speed Internet Residential Revenue Increased 9.4%; Business Services Revenue Increased 9.8%; Total High-Speed Internet Customers Increased by 209,000

NBCUniversal 2nd Quarter 2019 Highlights:

•	NBCUniversal Adjusted EBITDA Increased 8.1%

•	Cable Networks and Broadcast Television Adjusted EBITDA Collectively Increased 9.0%

•	NBCUniversal Successfully Completed Another Record Upfront, Highlighted by Overall Volume Up 10% to Nearly $7 Billion and a Double-Digit Price Increase at NBC Prime

Sky 2nd Quarter 2019 Highlights:

•	Sky Adjusted EBITDA Increased 13.4% on a Pro Forma Basis; Excluding the Impact of Currency, Adjusted EBITDA Increased 19.9% on a Pro Forma Basis

•	Total Customer Relationships Increased 4.4% Year-Over-Year to 24.0 Million, Including Net Additions of 304,000 in the Quarter, a 197,000 Improvement from the Second Quarter of 2018

Consolidated Financial Results

\

The comparability of our consolidated results was impacted by the fourth quarter 2018 Sky transaction. Sky’s results of operations are included in our consolidated financial statements following the acquisition date.

Consolidated Revenue for the second quarter of 2019 increased 23.6% to $26.9 billion. Consolidated Net Income Attributable to Comcast decreased 2.8% to $3.1 billion. Consolidated Adjusted EBITDA increased 17.5% to $8.7 billion.

For the six months ended June 30, 2019, consolidated revenue increased 20.6% to $53.7 billion compared to 2018. Consolidated net income attributable to Comcast increased 5.4% to $6.7 billion. Consolidated Adjusted EBITDA increased 17.8% to $17.3 billion.

Earnings per Share (EPS) for the second quarter of 2019 was $0.68, a decrease of 1.4% compared to the second quarter of 2018. On an adjusted basis, EPS increased 13.0% to $0.78 (see Table 5).

For the six months ended June 30, 2019, EPS was $1.45, a 6.6% increase compared to the prior year. On an adjusted basis, EPS increased 15.8% to $1.54 (see Table 5).

Capital Expenditures increased 0.6% to $2.3 billion in the second quarter of 2019. Cable Communications’ capital expenditures decreased 9.8% to $1.6 billion. NBCUniversal’s capital expenditures increased 2.7% to $473 million. Sky had capital expenditures of $177 million.

For the six months ended June 30, 2019, capital expenditures increased 3.1% to $4.4 billion compared to 2018. Cable Communications' capital expenditures decreased 14.5% to $3.0 billion. NBCUniversal's capital expenditures increased 26.9% to $926 million. Sky had capital expenditures of $436 million.

Net Cash Provided by Operating Activities was $7.0 billion in the second quarter of 2019. Free Cash Flow was $4.2 billion (see Table 4).

For the six months ended June 30, 2019, net cash provided by operating activities was $14.3 billion. Free cash flow was $8.8 billion (see Table 4).

Dividends paid during the second quarter of 2019 totaled $954 million.

Consolidated Pro Forma Financial Results

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are based on historical results of operations and are primarily adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017, (see Table 7 for reconciliations of pro forma financial data).

Consolidated Pro Forma Revenue for the second quarter of 2019 increased 0.8% to $26.9 billion. Consolidated Pro Forma Adjusted EBITDA increased 7.6% to $8.7 billion.

For the six months ended June 30, 2019, consolidated pro forma revenue decreased 1.3% to $53.7 billion compared to 2018. Consolidated Pro Forma Adjusted EBITDA increased 7.0% to $17.3 billion.

Cable Communications

($ in millions)	2nd Quarter			Year to Date
	2018 [6]	2019	Growth	2018 [6]	2019	Growth
Cable Communications Revenue
High-Speed Internet	$4,262	$4,663	9.4%	$8,419	$9,240	9.8%
Video	5,628	5,594	(0.6%)	11,287	11,222	(0.6%)
Voice	994	982	(1.1%)	2,000	1,972	(1.4%)
Wireless	202	244	21.0%	387	469	21.2%
Business Services	1,761	1,933	9.8%	3,487	3,824	9.7%
Advertising	666	607	(8.7%)	1,248	1,163	(6.8%)
Other	399	427	6.0%	787	840	6.5%
Cable Communications Revenue	$13,912	$14,450	3.9%	$27,615	$28,730	4.0%

Cable Communications Adjusted EBITDA	$5,449	$5,854	7.4%	$10,666	$11,582	8.6%
Adjusted EBITDA Margin	39.2%	40.5%		38.6%	40.3%

Cable Communications Capital Expenditures	$1,767	$1,594	(9.8%)	$3,458	$2,957	(14.5%)
Percent of Cable Communications Revenue	12.7%	11.0%		12.5%	10.3%

Beginning in the first quarter of 2019, Cable Communications results include our wireless phone service and certain other business development initiatives which were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation.

Revenue for Cable Communications increased 3.9% to $14.5 billion in the second quarter of 2019, driven primarily by increases in high-speed internet, business services and wireless revenue. High-speed internet revenue increased 9.4%, driven by an increase in the number of residential high-speed internet customers and rate adjustments. Business services revenue increased 9.8%, due to increases in the number of customers receiving our services and rate adjustments. Wireless revenue increased 21.0%, reflecting an increase in the number of customer lines, partially offset by lower device sales as more customers bring their own device. Other revenue increased 6.0%, primarily due to increases in revenue from our security and automation services. Advertising revenue decreased 8.7%, primarily reflecting a decrease in political advertising revenue. Excluding political advertising revenue, advertising revenue decreased 2.5%. Video revenue decreased 0.6%, reflecting a decrease in the number of residential video customers, partially offset by rate adjustments. Voice revenue decreased 1.1%, primarily due to a decrease in the number of residential voice customers.

For the six months ended June 30, 2019, Cable revenue increased 4.0% to $28.7 billion compared to 2018, driven by growth in high-speed internet, business services, wireless and other revenue, partially offset by a decrease in advertising, video and voice revenue.

Total Customer Relationships increased by 152,000 to 30.9 million in the second quarter of 2019. Residential customer relationships increased by 123,000 and business customer relationships increased by 29,000. At the end of the second quarter, 66.6% of our residential customers received at least two Xfinity products. Total high-speed internet customer net additions were 209,000, total video customer net losses were 224,000, total voice customer net losses were 65,000 and total security and automation customer net additions were 23,000. In addition, Cable Communications added 181,000 wireless lines in the quarter.

(in thousands)			Net Additions
	2Q18 [6]	2Q19	2Q18 [6]	2Q19
Customer Relationships
Residential Customer Relationships	27,600	28,508	163	123
Business Services Customer Relationships	2,244	2,356	36	29
Total Customer Relationships	29,843	30,864	199	152

Residential Customer Relationships Mix
One Product Residential Customers	8,594	9,526	204	231
Two Product Residential Customers	8,980	8,952	(80)	(57)
Three or More Product Residential Customers	10,026	10,030	39	(50)

Residential High-Speed Internet Customers	24,440	25,631	226	182
Business Services High-Speed Internet Customers	2,069	2,176	34	28
Total High-Speed Internet Customers	26,509	27,807	260	209

Residential Video Customers	21,074	20,642	(136)	(209)
Business Services Video Customers	1,047	999	(4)	(15)
Total Video Customers	22,121	21,641	(140)	(224)

Residential Voice Customers	10,213	10,008	(32)	(82)
Business Services Voice Customers	1,269	1,324	17	17
Total Voice Customers	11,482	11,331	(16)	(65)

Total Security and Automation Customers	1,236	1,356	60	23

Total Wireless Lines	781	1,586	204	181

Adjusted EBITDA for Cable Communications increased 7.4% to $5.9 billion in the second quarter of 2019, reflecting higher revenue, partially offset by a 1.6% increase in operating expenses. Non-programming expenses increased 1.4%, reflecting higher technical and product support expenses, advertising, marketing and promotion costs and other operating costs, partially offset by decreases in customer service expenses and franchise and other regulatory fees. Non-programming expenses per customer relationship declined 2.0% in the second quarter of 2019. Programming costs increased 1.8%, reflecting normal escalators in programming contracts, partially offset by video subscriber losses. This quarter's Adjusted EBITDA per customer relationship increased 3.8%, and Adjusted EBITDA margin was 40.5% compared to 39.2% in the second quarter of 2018. Cable Communications results include a loss of $88 million from our wireless business, compared to a loss of $185 million in the prior period.

For the six months ended June 30, 2019, Cable Adjusted EBITDA increased 8.6% to $11.6 billion compared to 2018, driven by higher revenue, partially offset by a 1.2% increase in operating expenses. The higher expenses were due to a 2.3% increase in programming costs and a 0.4% increase in non-programming expenses. For the six months ended June 30, 2019, Adjusted EBITDA per customer relationship increased 4.9%, and Adjusted EBITDA margin was 40.3% compared to 38.6% in 2018. Cable Communications results include a loss of $191 million from our wireless business, compared to a loss of $374 million in the prior period.

Capital Expenditures for Cable Communications decreased 9.8% to $1.6 billion in the second quarter of 2019, reflecting decreased investment in scalable infrastructure and line extensions, partially offset by increased investment in support capital. Cable capital expenditures represented 11.0% of Cable revenue in the second quarter of 2019 compared to 12.7% in last year's second quarter.

For the six months ended June 30, 2019, Cable capital expenditures decreased 14.5% to $3.0 billion, primarily reflecting decreased investment in scalable infrastructure and a lower level of spending on customer premise equipment. Cable capital expenditures represented 10.3% of Cable revenue compared to 12.5% in 2018.

NBCUniversal

($ in millions)	2nd Quarter				Year to Date
	2018 [6]	2019	Growth		2018 [6]	2019	Growth
NBCUniversal Revenue
Cable Networks	$2,874	$2,947	2.5%		$6,031	$5,815	(3.6%	)
Excluding Olympics (see Table 6)					5,653	5,815	2.9%
Broadcast Television	2,391	2,402	0.5%		5,888	4,869	(17.3%	)
Excluding Olympics and Super Bowl (see Table 6)					4,695	4,869	3.7%
Filmed Entertainment	1,710	1,457	(14.8%	)	3,357	3,225	(3.9%	)
Theme Parks	1,361	1,464	7.5%		2,642	2,740	3.7%
Headquarters, other and eliminations	(63)	(64)	NM		(148)	(130)	NM
NBCUniversal Revenue	$8,273	$8,206	(0.8%	)	$17,770	$16,519	(7.0%	)

NBCUniversal Adjusted EBITDA
Cable Networks	$1,176	$1,201	2.2%		$2,430	$2,463	1.4%
Broadcast Television	417	534	28.3%		924	921	(0.3%	)
Filmed Entertainment	138	183	33.0%		341	547	60.3%
Theme Parks	569	590	3.8%		1,064	1,088	2.2%
Headquarters, other and eliminations	(150)	(184)	NM		(338)	(358)	NM
NBCUniversal Adjusted EBITDA	$2,150	$2,324	8.1%		$4,421	$4,661	5.4%
NM=comparison not meaningful.

Revenue for NBCUniversal decreased 0.8% to $8.2 billion in the second quarter of 2019. Adjusted EBITDA increased 8.1% to $2.3 billion, reflecting increases at Broadcast Television, Filmed Entertainment, Cable Networks and Theme Parks.

For the six months ended June 30, 2019, NBCUniversal revenue decreased 7.0% to $16.5 billion compared to last year's results, which included an incremental $1.6 billion of revenue generated by the broadcasts of the 2018 PyeongChang Olympics and the NFL's Super Bowl LII at our TV Businesses. Adjusted EBITDA increased 5.4% to $4.7 billion, reflecting increases at Filmed Entertainment, Cable Networks and Theme Parks.

Cable Networks

Cable Networks revenue increased 2.5% to $2.9 billion in the second quarter of 2019, reflecting higher distribution and content licensing and other revenue. Distribution revenue increased 3.4%, primarily due to contractual rate increases and the timing of contract renewals, partially offset by a decline in subscribers. Content licensing and other revenue increased 5.1%, due to the timing of content provided under licensing agreements. Advertising revenue was consistent with the prior year period, reflecting higher rates, offset by audience ratings declines. Adjusted EBITDA increased 2.2% to $1.2 billion in the second quarter of 2019, reflecting higher revenue, partially offset by higher programming and production costs.

For the six months ended June 30, 2019, revenue from the Cable Networks segment decreased 3.6% to $5.8 billion compared to 2018, reflecting lower advertising, distribution and content licensing and other revenue. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018, Cable Networks revenue increased 2.9% (see Table 6). Adjusted EBITDA increased 1.4% to $2.5 billion compared to 2018, reflecting lower revenue, more than offset by lower operating costs and expenses, including programming and production costs, due to the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018.

Broadcast Television

Broadcast Television revenue increased 0.5% to $2.4 billion in the second quarter of 2019, reflecting increased distribution and other revenue, partially offset by a decrease in advertising and content licensing revenue. Distribution and other revenue increased 14.7%, primarily due to higher retransmission consent fees. Advertising revenue decreased 4.2%, primarily due to the absence of revenue generated by Telemundo's broadcast of the 2018 FIFA World Cup RussiaTM. Excluding this event, advertising revenue increased mid-single-digits, reflecting higher pricing, partially offset by audience ratings declines. Content licensing revenue decreased 1.7%, reflecting the timing of content provided under licensing agreements. Adjusted EBITDA increased 28.3% to $534 million in the second quarter of 2019, primarily reflecting a decrease in programming and production costs, due to Telemundo's broadcast of the 2018 FIFA World Cup RussiaTM.

For the six months ended June 30, 2019, revenue from the Broadcast Television segment decreased 17.3% to $4.9 billion compared to 2018, primarily reflecting a decrease in advertising revenue. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018 and $423 million of revenue generated by the broadcast of the NFL's Super Bowl LII in the first quarter of 2018, Broadcast Television revenue increased 3.7% compared to 2018 (see Table 6). Adjusted EBITDA decreased 0.3% to $921 million compared to 2018, with lower revenue offset by a decrease in programming and production costs, primarily due to decreased sports programming costs associated with the broadcasts of the 2018 PyeongChang Olympics and the NFL's Super Bowl LII in the first quarter of 2018.

Filmed Entertainment

Filmed Entertainment revenue decreased 14.8% to $1.5 billion in the second quarter of 2019, primarily due to lower theatrical revenue. Theatrical revenue decreased 53.1%, reflecting the strength of releases in last year's second quarter, including Jurassic World: Fallen Kingdom, partially offset by the performance of The Secret Life of Pets 2 in this year's second quarter. Content licensing revenue increased 9.8%, driven by the timing of when content was made available under licensing agreements. Adjusted EBITDA increased by 33.0% to $183 million in the second quarter of 2019, reflecting lower revenue more than offset by lower programming and production costs.

For the six months ended June 30, 2019, revenue from the Filmed Entertainment segment decreased 3.9% to $3.2 billion compared to 2018, reflecting lower theatrical and other revenue, partially offset by higher content licensing and home entertainment revenue. Adjusted EBITDA increased 60.3% to $547 million compared to 2018, reflecting lower revenue more than offset by lower operating expenses.

Theme Parks

Theme Parks revenue increased 7.5% to $1.5 billion in the second quarter of 2019, primarily due to higher attendance, aided by the timing of spring holidays, and increases in guest spending. Adjusted EBITDA increased 3.8% to $590 million in the second quarter of 2019, reflecting an increase in revenue, partially offset by higher operating expenses, including costs to support new attractions, including Hagrid's Magical Creatures Motorbike AdventureTM in Orlando.

For the six months ended June 30, 2019, revenue from the Theme Parks segment increased 3.7% to $2.7 billion compared to 2018, primarily due to increases in attendance. Adjusted EBITDA increased 2.2% to $1.1 billion compared to 2018, reflecting an increase in revenue, partially offset by higher operating expenses.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2019, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $184 million, compared to a loss of $150 million in the second quarter of 2018.

For the six months ended June 30, 2019, NBCUniversal Headquarters, Other and Eliminations adjusted EBITDA loss was $358 million compared to a loss of $338 million in 2018.

Sky

Pro forma results are presented as if the Sky transaction occurred on January 1, 2017. The pro forma amounts are based on historical results of operations and are primarily adjusted for the allocation of purchase price and excluding costs directly related to the transaction. These amounts are not necessarily indicative of what our results would have been had we operated Sky since January 1, 2017, (see Table 7 for reconciliations of pro forma financial data).

($ in millions) (pro forma)	2nd Quarter						Year to Date
	2018	2019	Growth		Constant Currency Growth[7]		2018	2019	Growth		Constant Currency Growth[7]
Sky Revenue
Direct-to-Consumer	$4,049	$3,889	(4.0%	)	1.7%		$8,181	$7,723	(5.6%	)	0.6%
Content	311	376	21.0%		27.7%		597	746	25.1%		32.6%
Advertising	631	563	(10.7%	)	(5.6%	)	1,262	1,156	(8.4%	)	(2.5%	)
Sky Revenue	$4,991	$4,828	(3.3%	)	2.4%		$10,040	$9,625	(4.1%	)	2.1%

Sky Operating Costs and Expenses	$4,311	$4,056	(5.9%	)	(0.4%	)	$8,561	$8,190	(4.3%	)	1.9%

Sky Adjusted EBITDA	$680	$772	13.4%		19.9%		$1,479	$1,435	(3.0%	)	3.2%
Adjusted EBITDA Margin	13.6%	16.0%					14.7%	14.9%

Pro Forma Revenue for Sky decreased 3.3% to $4.8 billion in the second quarter of 2019. Excluding the impact of currency, revenue increased 2.4%, primarily driven by higher content and direct-to-consumer revenue, partially offset by lower advertising revenue. Content revenue increased 27.7% to $376 million, reflecting the wholesaling of sports programming, including exclusive sports rights recently acquired in Italy and Germany, as well as monetization of our slate of original programming. Direct-to-consumer revenue increased 1.7% to $3.9 billion, driven by increases in video, mobile and broadband customers, partially offset by a decrease in average revenue per customer relationship. Advertising revenue decreased 5.6% to $563 million, reflecting overall market weakness.

For the six months ended June 30, 2019, pro forma Sky revenue decreased 4.1% to $9.6 billion compared to 2018. Excluding the impact of currency, revenue increased 2.1%, reflecting growth in content and direct-to-consumer revenue, partially offset by lower advertising revenue.

Pro Forma Total Customer Relationships increased by 304,000 to 24.0 million in the second quarter of 2019, which includes an increase in net video customer additions as a result of unique content launches.

(in thousands) (pro forma)	Customers		Net Additions
	2Q18	2Q19	2Q18	2Q19
Total Customer Relationships	23,010	24,016	107	304

Pro Forma Adjusted EBITDA for Sky increased 13.4% to $772 million in the second quarter of 2019. Excluding the impact of currency, Adjusted EBITDA increased 19.9%, reflecting higher revenue and lower operating expenses. The lower operating expenses were primarily due to the inclusion of contract termination costs and costs related to a settlement in last year's second quarter, partially offset by higher programming expenses primarily driven by new contracts for Serie A and UEFA Champions League soccer rights in Italy and Germany.

For the six months ended June 30, 2019, pro forma Sky Adjusted EBITDA decreased 3.0% to $1.4 billion compared to 2018. Excluding the impact of currency, Adjusted EBITDA increased 3.2%.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations and Comcast Spectacor, as well as eliminations among Comcast's businesses. For the quarter ended June 30, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $234 million, an increase of $52 million compared to 2018, primarily driven by increased intercompany eliminations.

For the six months ended June 30, 2019, the Corporate, Other and Eliminations Adjusted EBITDA6 loss was $409 million, compared to a loss of $426 million in 2018, which reflected an increase in eliminations associated with the 2018 PyeongChang Olympics.

Notes:

1	We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2	All earnings per share amounts are presented on a diluted basis.

3	In first quarter 2019, we changed our presentation of Adjusted EPS to also exclude amortization expense for acquisition-related intangible assets. Adjusted EPS is a non-GAAP financial measure that is defined as our diluted earnings per common share attributable to Comcast Corporation shareholders adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliation of non-GAAP financial measures.

4	We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measures.

5	Consolidated financial results include Sky results for periods following the acquisition on October 9, 2018.

6	Beginning in the first quarter of 2019, Comcast Cable's wireless phone service and certain other Cable-related business development initiatives are now presented in the Cable Communications segment. Results were previously presented in Corporate and Other. Prior periods have been adjusted to reflect this presentation. To be consistent with our current management reporting presentation, certain 2018 operating results were reclassified related to certain NBCUniversal businesses now presented in the Sky segment.

7	Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 8 for reconciliation of Sky's constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 25, 2019 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 1195998. A replay of the call will be available starting at 12:00 p.m. ET on July 25, 2019, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, August 1, 2019 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 1195998.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights.

Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2018	2019	2018	2019
Revenue	$21,735	$26,858	$44,526	$53,717

Programming and production	6,300	8,255	13,729	16,824
Other operating and administrative	6,365	8,086	12,879	15,986
Advertising, marketing and promotion	1,653	1,885	3,257	3,773
Adjustments(1)	—	(84)	—	(135)
	14,318	18,142	29,865	36,448

Adjusted EBITDA(1)	7,417	8,716	14,661	17,269

Adjustments(1)	—	84	—	135
Depreciation expense	2,021	2,197	4,032	4,437
Amortization expense	582	1,079	1,170	2,159
Other operating gains	(200)	—	(200)	—
	2,403	3,360	5,002	6,731

Operating income	5,014	5,356	9,659	10,538

Interest expense	(806)	(1,137)	(1,583)	(2,287)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	69	(202)	20	60
Realized and unrealized gains (losses) on equity securities, net	(40)	194	(12)	408
Other income (loss), net	48	(47)	195	153
	77	(55)	203	621

Income before income taxes	4,285	4,164	8,279	8,872

Income tax expense	(1,077)	(961)	(1,895)	(2,037)

Net income	3,208	3,203	6,384	6,835

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(8)	78	50	157

Net income attributable to Comcast Corporation	$3,216	$3,125	$6,334	$6,678

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.69	$0.68	$1.36	$1.45

Diluted weighted-average number of common shares	4,643	4,607	4,674	4,600

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2018	2019

OPERATING ACTIVITIES
Net income	$6,384	$6,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	5,002	6,596
Share-based compensation	410	533
Noncash interest expense (income), net	171	168
Net (gain) loss on investment activity and other	(68)	(367)
Deferred income taxes	814	466
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(60)	295
Film and television costs, net	68	970
Accounts payable and accrued expenses related to trade creditors	(119)	(815)
Other operating assets and liabilities	(65)	(410)

Net cash provided by operating activities	12,537	14,271

INVESTING ACTIVITIES
Capital expenditures	(4,223)	(4,355)
Cash paid for intangible assets	(930)	(1,078)
Acquisitions and construction of real estate properties	(104)	(36)
Construction of Universal Beijing Resort	(116)	(450)
Acquisitions, net of cash acquired	(88)	(114)
Proceeds from sales of businesses and investments	113	150
Purchases of investments	(538)	(1,605)
Other	580	74

Net cash provided by (used in) investing activities	(5,306)	(7,414)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	23	(801)
Proceeds from borrowings	4,279	363
Repurchases and repayments of debt	(4,347)	(4,156)
Repurchases of common stock under repurchase program and employee plans	(2,998)	(350)
Dividends paid	(1,616)	(1,823)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(140)	(155)
Other	(161)	190

Net cash provided by (used in) financing activities	(4,960)	(6,732)

Impact of foreign currency on cash, cash equivalents and restricted cash	—	(15)

Increase (decrease) in cash, cash equivalents and restricted cash	2,271	110

Cash, cash equivalents and restricted cash, beginning of period	3,571	3,909

Cash, cash equivalents and restricted cash, end of period	$5,842	$4,019

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	June 30,
	2018	2019
ASSETS

Current Assets
Cash and cash equivalents	$3,814	$3,919
Receivables, net	11,104	10,835
Programming rights	3,746	1,947
Other current assets	3,184	4,660
Total current assets	21,848	21,361

Film and television costs	7,837	8,553

Investments	7,883	8,438

Property and equipment, net	44,437	46,047

Franchise rights	59,365	59,365

Goodwill	66,154	67,945

Other intangible assets, net	38,358	36,076

Other noncurrent assets, net	5,802	8,770

	$251,684	$256,555

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$8,494	$10,014
Accrued participations and residuals	1,808	1,683
Deferred revenue	2,182	2,642
Accrued expenses and other current liabilities	10,721	10,304
Current portion of long-term debt	4,398	6,365
Total current liabilities	27,603	31,008

Long-term debt, less current portion	107,345	101,248

Deferred income taxes	27,589	27,996

Other noncurrent liabilities	15,329	17,144

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,316	1,329

Equity
Comcast Corporation shareholders' equity	71,613	76,850
Noncontrolling interests	889	980
Total equity	72,502	77,830

	$251,684	$256,555

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2019	2018	2019
Net income attributable to Comcast Corporation	$3,216	$3,125	$6,334	$6,678
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(8)	78	50	157
Income tax expense	1,077	961	1,895	2,037
Interest expense	806	1,137	1,583	2,287
Investment and other (income) loss, net (1)	(77)	55	(203)	(621)
Depreciation, amortization expense and other operating gains	2,403	3,276	5,002	6,596
Adjustments (2)	—	84	—	135
Adjusted EBITDA	$7,417	$8,716	$14,661	$17,269

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2019	2018	2019
Net cash provided by operating activities	$7,063	$7,040	$12,537	$14,271
Capital expenditures	(2,250)	(2,263)	(4,223)	(4,355)
Cash paid for capitalized software and other intangible assets	(511)	(531)	(930)	(1,078)
Total Free Cash Flow	$4,302	$4,246	$7,384	$8,838

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2019	2018	2019
Adjusted EBITDA	$7,417	$8,716	$14,661	$17,269
Capital expenditures	(2,250)	(2,263)	(4,223)	(4,355)
Cash paid for capitalized software and other intangible assets	(511)	(531)	(930)	(1,078)
Cash interest expense	(500)	(1,141)	(1,354)	(2,111)
Cash taxes	(461)	(1,445)	(623)	(1,634)
Changes in operating assets and liabilities	313	630	(692)	95
Noncash share-based compensation	211	288	410	533
Other (3)	83	(8)	135	119
Total Free Cash Flow	$4,302	$4,246	$7,384	$8,838

(1)	Investment and other (income) loss, net, includes equity in net (income) losses of investees, net, realized and unrealized (gains) losses on equity securities, net, and other (income) loss, net.

(2)	Second quarter 2019 Adjusted EBITDA excludes $84 million of other operating and administrative expense related to the Sky transaction. 2019 year to date Adjusted EBITDA excludes $135 million of other operating and administrative expense related to the Sky transaction.

(3)	Other for this presentation includes decreases of $84 million and $135 million of costs related to the Sky transaction in second quarter 2019 and 2019 year to date, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended June 30,					Six Months Ended June 30,
	2018		2019			2018		2019
(in millions, except per share data)
	$	EPS	$	EPS		$	EPS	$	EPS

Net income attributable to Comcast Corporation	$3,216	$0.69	$3,125	$0.68		$6,334	$1.36	$6,678	$1.45
Growth %			(2.8% )	(1.4%	)			5.4%	6.6%

Amortization of acquisition-related intangible assets (1)	176	0.04	395	0.08		328	0.07	795	0.17
Investments (2)	(82)	(0.02)	(20)	—		(129)	(0.03)	(458)	(0.09)
Items affecting period-over-period comparability:
Income tax adjustments (3)	—	—	—	—		(128)	(0.03)	—	—
Gains and losses related to businesses and investments (4)	(148)	(0.03)	42	0.01		(196)	(0.04)	(76)	(0.02)
Costs related to Sky transaction and Twenty-First Century Fox offer (5)	23	0.01	68	0.01		23	—	109	0.02
Purchase accounting adjustments (6)	—	—	—	—		—	—	39	0.01

Net income attributable to Comcast Corporation (excluding adjustments)	$3,185	$0.69	$3,610	$0.78		$6,232	$1.33	$7,087	$1.54
Growth %			13.4%	13.0%				13.7%	15.8%

(1)	Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships). Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Amortization of acquisition-related intangible assets before income taxes	$236	$499	$441	$1,003
Amortization of acquisition-related intangible assets, net of tax	$176	$395	$328	$795

(2)	Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2019	2018	2019
Realized and unrealized (gains) losses on equity securities, net	$40	($194)	$12	($408)
Equity in net (income) losses of investees, net	(151)	166	(186)	(208)
Investments before income taxes	(111)	(28)	(174)	(616)
Investments, net of tax	($82)	($20)	($129)	($458)

(3)	2018 year to date net income attributable to Comcast Corporation includes a $128 million net income tax benefit as a result of federal tax legislation enacted in 2018.

(4)	2nd quarter 2019 net income attributable to Comcast Corporation includes $56 million of other losses, $42 million net of tax, related to an impairment of an equity method investment. 2019 year to date net income attributable to Comcast Corporation also includes $159 million of other income, $118 million net of tax, resulting from the recognition of a previously deferred gain related to our investment in Hulu. 2nd quarter and year to date 2018 net income attributable to Comcast Corporation includes $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related business. 2018 year to date net income attributable to Comcast Corporation also includes $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel.

(5)	2nd quarter 2019 net income attributable to Comcast Corporation includes $84 million of operating costs and expenses, $68 million net of tax, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. 2019 year to date net income attributable to Comcast Corporation includes $135 million of operating costs and expenses, $109 million net of tax, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. 2nd quarter 2018 net income attributable to Comcast Corporation includes $20 million of operating costs and expenses and $11 million of interest expense ($31 million in total, $23 million net of tax) related to the Sky and Twenty-First Century Fox offers.

(6)	2019 year to date net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.

Note: Minor differences may exist due to rounding.

TABLE 6

Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2018	2019	Growth %	2018	2019	Growth %
Revenue	$2,874	$2,947	2.5%	$6,031	$5,815	(3.6%	)
2018 Olympics	—	—		(378)	—
Revenue excluding 2018 Olympics	$2,874	$2,947	2.5%	$5,653	$5,815	2.9%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2018	2019	Growth %	2018	2019	Growth %
Revenue	$2,391	$2,402	0.5%	$5,888	$4,869	(17.3%	)
2018 Olympics	—	—		(770)	—
2018 Super Bowl	—	—		(423)	—
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,391	$2,402	0.5%	$4,695	$4,869	3.7%

Note: Minor differences may exist due to rounding.

TABLE 7

Reconciliation of As Reported to Pro Forma(1) Financial Information (Unaudited)

		Sky				Comcast

(in millions)
		Pro Forma	Pro Forma			Pro Forma	Pro Forma
	As Reported	Adjustments(1)	Sky		As Reported	Adjustments(1)	Comcast
Three Months Ended June 30, 2018

Revenue	$—	$4,991	$4,991		$21,735	$4,918	$26,653

Operating costs and expenses and other	—	4,311	4,311		14,318	4,237	18,555

Adjusted EBITDA	$—	$680	$680		$7,417	$681	$8,098

Three Months Ended June 30, 2019

Revenue	$4,828	$—	$4,828		$26,858	$—	$26,858

Operating costs and expenses and other	4,056	—	4,056		18,142	—	18,142

Adjusted EBITDA	$772	$—	$772		$8,716	$—	$8,716

Growth Rates
Revenue	NM		(3.3%	)	23.6%		0.8%
Operating costs and expenses and other	NM		(5.9%	)	26.7%		(2.2%	)
Adjusted EBITDA	NM		13.4%		17.5%		7.6%

Six Months Ended June 30, 2018

Revenue	$—	$10,040	$10,040		$44,526	$9,889	$54,415

Operating costs and expenses and other	—	8,561	8,561		29,865	8,413	38,278

Adjusted EBITDA	$—	$1,479	$1,479		$14,661	$1,476	$16,137

Six Months Ended June 30, 2019

Revenue	$9,625	$—	$9,625		$53,717	$—	$53,717

Operating costs and expenses and other	8,190	—	8,190		36,448	—	36,448

Adjusted EBITDA	$1,435	$—	$1,435		$17,269	$—	$17,269

Growth Rates
Revenue	NM		(4.1%	)	20.6%		(1.3%	)
Operating costs and expenses and other	NM		(4.3%	)	22.0%		(4.8%	)
Adjusted EBITDA	NM		(3.0%	)	17.8%		7.0%

NM=comparison not meaningful.

(1)	Pro forma information is presented as if the Sky transaction occurred January 1, 2017. Our pro forma information is based on historical results of operations and are primarily adjusted for the effects of acquisition accounting and the elimination of costs and expenses directly attributable to the transaction, but does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Our pro forma information is not necessarily indicative of future results or what our results would have been had we operated Sky since January 1, 2017.

TABLE 8
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions)	2018(1)	2019	Growth %		2018(1)	2019	Growth %

Direct-to-Consumer	$3,824	$3,889	1.7%		$7,675	$7,723	0.6%
Content	295	376	27.7%		563	746	32.6%
Advertising	597	563	(5.6%	)	1,186	1,156	(2.5%	)
Revenue	$4,716	$4,828	2.4%		$9,424	$9,625	2.1%

Operating costs and expenses	$4,073	$4,056	(0.4%	)	$8,034	$8,190	1.9%

Adjusted EBITDA	$643	$772	19.9%		$1,390	$1,435	3.2%

(1)	2018 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.